Exhibit (d)(3)(iii)

SCHEDULE B

VP FUNDS

Effective May 1, 2019 through April 30, 2020

Fund Name	Expense Limit

Access VP High Yield Fund	1.68%

PROFUND ADVISORS LLC,			ACCESS ONE TRUST,
a Maryland limited liability company			a Delaware statutory trust

By:	/s/ Michael L. Sapir	By:	/s/ Todd B. Johnson
	Michael L. Sapir		Todd B. Johnson
	Chief Executive Officer		President